Exhibit 99.1

SQZ Biotechnologies Strengthens Board with Global Commercial and

Clinical Development Experience

Bernard Coulie, M.D., Ph.D. and Patrick Vink, M.D. Join Board of Directors

WATERTOWN, Mass., July 1, 2021 – SQZ Biotechnologies (NYSE: SQZ), focused on unlocking the full potential of cell therapies for multiple therapeutic areas, today announced the appointments of Bernard Coulie, M.D., Ph.D., and Patrick Vink, M.D., to its board of directors, adding global commercial and clinical development expertise.

“We are thrilled to have Bernard and Patrick join our Board,” said Armon Sharei, Ph.D., Chief Executive Officer and Founder of SQZ Biotechnologies. “As we execute on our clinical trials and look to broaden our pipeline to address multiple disease areas with SQZ’s novel cell therapies, their experience in the global market and managing clinical development programs will be tremendously valuable.”

“Adding these talented leaders to our board strengthens our entry into the clinic and our focus on patient care,” said Amy Schulman, Chair of the Board of Directors at SQZ Biotechnologies. “Bernard’s and Patrick’s healthcare and biotechnology experience will provide valuable support as the company grows. We also want to thank exiting board member Eric Moessinger, Partner at ND Capital, and acknowledge his counsel and support from the early days of SQZ through our public offering.”

Bernard Coulie, M.D., Ph.D., has more than 20 years of experience in drug development and company formation and growth. He is currently President & CEO of Pliant Therapeutics. Prior to this role, he cofounded Belgium-based ActoGeniX and served as CEO from 2006 until its acquisition in 2015. Prior to cofounding ActoGeniX, Dr. Coulie held positions with increasing responsibilities in drug discovery and clinical development at Johnson & Johnson Pharmaceutical Research and Development Europe. Dr. Coulie is currently board chair at a biotechnology company in the Netherlands and has held board seats in other companies utilizing a range of technologies.

Patrick Vink, M.D., has over 30 years of experience as a senior executive in the life sciences industry, including broad international expertise. Dr. Vink previously served as Executive Vice President at Cubist, Head of Global Biopharmaceuticals for the Sandoz division of the Novartis Group, Vice President of International Business for Biogen Inc., and Head of Worldwide Marketing, Cardiovascular and Thrombosis at Sanofi-Synthelabo Ltd. He was also a member of the Executive Committee of the European Federation of Pharmaceutical Industries and Associations. Dr. Vink is currently board chair or director in biotechnology companies in Denmark, Switzerland, U.K., and the U.S. and has experience across a range of distinct technology platforms.

About SQZ Biotechnologies

SQZ Biotechnologies is a clinical-stage biotechnology company focused on unlocking the full potential of cell therapies for patients around the world and has active programs in Oncology, Autoimmune and Infectious Diseases, and additional exploratory initiatives to support future pipeline growth. The company’s proprietary Cell Squeeze® technology offers the unique ability to deliver multiple biological materials into many patient cell types to engineer what we believe can be a broad range of potential therapeutics. With demonstrated production timelines under 24 hours and the opportunity to eliminate preconditioning and lengthy hospital stays, our approach could significantly broaden the therapeutic range and accessibility of cell therapies. The company’s first therapeutic applications seek to generate target-specific immune responses, both in activation for the treatment of solid tumors and infectious diseases, and in immune tolerance for the treatment of unwanted immune reactions and autoimmune diseases. For more information, please visit www.sqzbiotech.com/

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements relating to our corporate governance, product candidates, preclinical and clinical activities, development plans, geographic expansion, clinical safety and efficacy, applicability across disease states and therapeutic impact. These forward-looking statements are based on management's current expectations. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, risks and uncertainties related to our limited operating history; our significant losses incurred since inception and expectation to incur significant additional losses for the foreseeable future; the development of our initial product candidates, upon which our business is highly dependent; the impact of the COVID-19 pandemic on our operations and clinical activities; our need for additional funding and our cash runway; the lengthy, expensive, and uncertain process of clinical drug development, including uncertain outcomes of clinical trials and potential delays in regulatory approval; our ability to maintain our relationships with our third party vendors; and protection of our proprietary technology, intellectual property portfolio and the confidentiality of our trade secrets. These and other important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements. Any forward-looking statements represent management's estimates as of this date and SQZ undertakes no duty to update these forward-looking statements, whether as a result of new information, the occurrence of current events, or otherwise, unless required by law.

Certain information contained in this press release relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this press release, we have not independently verified, and we make no representation as to the adequacy, fairness, accuracy, or completeness of any information obtained from third-party sources.

SQZ Biotechnologies IR Contact:

investors@sqzbiotech.com

SQZ Biotechnologies Media Contact:

John Lacey

Corporate Communications

john.lacey@sqzbiotech.com

781-392-5514